Longcheng Industrial Area Common Property Tenancy Contract

Contract No:      WJ-002
Lessor (Party A):       Shenzhen Land & Sun Industrial & Trade Co., Ltd.
Lessee(Party B):        Shenzhen Long Cheng Nissin Precision Metal Plastic Factory
  China Bao An Long Cheng Hi-Lite Electronic Factory
Place:                         Shenzhen City, Longhua Zhen
Date:                          4th July, 2008

In accordance with The Contract Law of the People’s Republic of China and the relevant regulations, for the purpose of clarifying the rights and duties of the lessor and lessee, after negotiation, both parties have come to an agreement and this contract is made.

Article One:      Name and Area (by construction floor area) of the Leased Property:

Party A provides 35,767.45 square meters factory and 7,282.6 square meters dormitory, the total construction area is 43,050.05 square meters and land 1,441.72 square meters (refer attached sheet)

Article Two:      Payment of Rent and Other Expenses

Party B shall pay the rent and management fee in the amount of Rmb601,147.00 to party A every month.  The rent shall be settled every month.  Party B shall pay the rent of the month before the 10th day of the month by cash or by transferring accounts to Party A or by remittance to Party’s A account.  Rental fee will be increased by 3% per year.

Article Three:   Deposit

Party B shall pay two month’s deposit of rent and management fee in the amount of Rmb1,202,294 to party A.  After deducting any unpaid rent and renovation fee from the deposit, Party A shall return the balance to party B.

Article Four:     Term of Tenancy
The term of this lease is 3 years, starting March 1st, 2009 to February 28th, 2012 with effect on March 1st, 2009.

Article Five:      Maintenance of the leased property during the terms of the lease

During the terms of this contract, with the approval of Party A to alter the structure of the leased property, Party B shall be responsible the cost of the alternation.  It is the responsibility of Party A to maintain the leased property in good condition.  Party B is responsible for the maintenance cost of the leased property due to natural damage.

The terms of maintaining the leased property:
1.	The main structure of the leased property should be kept in good conditions. For any change of the structure of the leased property, Party B should get the approval from Party A.

2.	The leased property and all accessory facilities cannot be changed and damaged.

3.	The doors and glass should be maintained in good conditions. The windows should not be painted by any colour paint.

4.	To ensure the supply of water and electricity is sufficient for the leased property. The drainage system and the fire exit should not be blocked.

Article Six:        Duties for both Party A and Party B:
Party A’s duties:
1.	To deliver the factory, dormitory, apartments, and canteen to Party B as scheduled and be responsible for the water supply, road access, and electricity supply .

2.	To assist Party B in handling the formalities of obtaining business license, tax registration (all necessary expense to be borne by Party B)

3.	During the term of this contract, Party A shall use its best endevaours to assist Party B in resolving some difficulties in the actual operations.

4.	To guarantee the safety from fire, the good hygienic condition of the environment and deal with the complaints promptly.

Party B’s Duties:
1.	To pay the rent and other related expense as scheduled.

2.
To be responsible for the water, electricity and other charges for the leased factory, apartments, canteen and dormitory (including public facilities such as kitchen, etc.) 　Party B shall also be liable to the maintenance of the leased factory, dormitory, apartments, canteen, kitchen and other facilities during the period of tenancy (Party A can provide services for consideration)

3.
Party B shall, during the term of this lease, comply with the relevant laws, orders of China and the relevant regulations and shall obey the unified management rules and regulations of the industrial area.  Shall not conduct any activities in violation of the laws, damaging the public interests or changing the contents stipulated in this contract.

4.	Not to sub-lease the leased factory, apartments, dormitory or canteen to a third party operator.

5.
Factory owners shall designate a person to be responsible for fire prevention and shall establish a fire prevention team of 5-7 persons, install fire fighting equipment in the factory as required by the regulations.  Fire exits of the factory and dormitory shall not be blocked and offenders of this rule will be dealt with as offenders of the fire prevention regulations.  The fixed fire fighting equipment, water tank, factory owners shall not install iron door in the leased factory or dormitory, use the water in the fire-fighting water tank and the fire hydrant improperly such as to clean the floor. Offenders shall be fined and shall be dealt with according to the fire prevention regulations.

6.
Party B shall not, during the term of this lease affect the normal business of other factory owners and people when using the public facilities and common areas; and shall educate the staff to protect the public property and pay compensation according to price if damaged.

7.
If Party B alters the leased factory, dormitory, canteen, kitchen and other building structure and facilities without the prior consent of Party A, Party B shall pay Party A a compensation equivalent to 100% of the value of the altered facilities.

If Party B is seriously in breach of sub-articles 1,3,4,7, of Article Six (Party B’s duties), Party A is entitled to dissolve this tenancy relationship, terminate this tenancy contract, and repossess the property. Party B’s security deposit shall be forfeited by Party A for no consideration.  Party B shall bear all the consequences arising there from.

If Party A is seriously in breach of its duties under Article Six (Part A’s duties) and does not deal with it promptly, Party B is entitled to investigate and affix responsibility.

Article Seven:   Liabilities of Breach of Contract
Liabilities of Party A for breach of this tenancy contract:
1.	Fail to deliver possession of the leased property to the lessee as scheduled in contract.

2.	Fail to provide the relevant equipment to lessee as scheduled in contract.

Liabilities of Party B for breach of this tenancy contract:
1.	To be responsible for the necessary repair or compensation for damage to the leased property due to the improper use or maintenance by the lessee.

2.	To be responsible for the compensation of all losses arising from the unauthorized alterations of the leased property and equipment.

3.
Fail to return the leased property according to schedule after terminating the contract. Apart from the rent payable, the lessee shall pay the contractual penalty.  Penalty for every day of delay is 0.1‰ of the monthly rent with a maximum delay of 30 days.

4.
Fail to pay the rent and expenses as scheduled.  Unless paid on or before the due date, penalty shall be calculated according to the total outstanding amount owed by the lessee, with 0.1‰ of the total overdue amount per day as the overdue penalty.

Calculating method:
Total amount of the overdue penalty           =         total amount of rent and expense per month x
 No. of days overdue x 0.1‰

Party A has the right to take the following actions if the Party B has breached the contract according to the situation:
1.	Impose a fine of two month’s rent and expense as the penalty for breach of contract;

2.	Order the lessee to move out and surrender the factory;

3.	If Party B fails to pay the rent and expense for 2 months, Party A is entitled to take legal action against Party B and claims back the entire unpaid fees.

Article Eight:    Exemption Provision

1.
Party B shall not be liable for any repairs or compensations to Party A if the damages or losses of the leased property are caused by the force majeure.  However, Party B shall report and explain the situation to Party A and give the legal documents from the relevant departments to Party A if necessary.

2.
If local Government or the City Development Company requires to tearing down the simplification one-floor building, Party A shall give three months notice in advance to Party B.  Both parties agreed to terminate the rental agreement for the part of simplification one-floor building without any responsibility to bear due to the beach of contract and no claims to each party can be made for the loss.  If the City Development Company requires to tearing down the simplification one-floor building, Party A shall provide supplementary non-standardized building with the high lower than 7 meters and the area same as the existing building to Party B three months in advance.

Article Nine:     Dispute Resolution

If a dispute arises during the performance of this contract, both parties shall resolve the dispute through consultation.  If the dispute cannot be resolved through consultation, the dispute shall be submitted to the authority in charge of this contract for arbitration or to a People’s Court with competent jurisdiction for adjudication.

Article Ten:      Other matters
1.
During the term of this contract, if any party proposes to terminate this contract before its expiration, that party shall give a written report to the other party 6 months in advance.  If both parties agree to the termination after negotiation, this contract may be terminated.  The party proposing to terminate this contact shall pay the other party 3 months’ rent as penalty for breach of contract.

2.
If Party B does not extend this contract after its expiration, Party B shall repair and restore the leased property according to the relevant standards and pay all the fees.  Then Party B shall return all the security deposits to Party B once and for all. If the repair is done by Party A, the costs of repair shall be deducted from the deposits.

3.
If the lessee wishes to extend the tenancy, the lessee shall submit a written application to the lessor within 6 months before the expiration of this lease.  The lessee shall have the preferential right to lease the property under equal conditions, but a new contract needs to be executed by both parties.

4.
If there is any reconstruction of building or new building provided during the contractual period which change the agreement like the rental fee, rental period and guarantee of the existing contract, both parties shall comprise new agreement together.

5.
Any matters not clearly stated in this contract will follow the relevant regulations in the Economic Contract Law of the People’s Republic of China.  Supplementary regulations may be made by agreement between both parties through consultation and such supplementary regulations shall have the equal legal effect as this contract.

6.
The terms of this contract is originally written in Chinese characters. This contract is in a form of four copies.  Party A and B have two copies respectively having the same legal effect.  It comes into effect after it has been signed and stamped by the representative from both parties.

Lessor(stamp)	(Chop of Shenzhen Land & Sun Industrial & Trade Co., Ltd.)
Unit address:
Legal Representative:	(Signature)
Agent:
Telephone no:
Bank account:
Number of bank account:
Lessee (stamp):	(Chop of China Bao An Long Cheng Hi-Lite Electronic Factory)
(Chop of Shenzhen Long Cheng Nissin Precision Metal Plastic Factory)

Unit Address:
Legal Representative:	(Signature)
Agent:
Telephone no:
Bank account:
Number of bank account: